For further information contact:

Press: Jeff Wild, Vice President of Corporate Communications, 408-546-5000

Investors: Alison Reynders, Director of Investor Relations, 408-546-4314

JDS UNIPHASE ANNOUNCEMENT

Ottawa, Canada and San Jose, California, April 16, 2002, JDS Uniphase Corporation (Nasdaq: JDSU and TSE: JDU) today announced that Greg Dougherty, the Company's Chief Operating Officer, is reducing his daily operational involvement to allow him to attend to the serious illness of a family member. Jozef Straus, Chief Executive Officer and President of the Company, will be assuming a greater operational role during this period, while Mr. Dougherty will continue to be active with the Company to the extent his family obligations permit.

"The thoughts and concerns of the entire company are with Greg and his family during these trying times," said Jozef Straus. "The management team will continue to build on the structures and initiatives that Greg helped put in place to lead the company forward."

JDS Uniphase is a high technology company that designs, develops, manufactures and sells a comprehensive range of products for high-performance fiberoptic communications applications. These products are deployed by system manufacturers worldwide to develop advanced optical networks for the data communications, telecommunications and cable television industries. JDS Uniphase Corporation is traded on the Nasdaq National Market under the symbol JDSU and the exchangeable shares of JDS Uniphase Canada Ltd. are traded on The Toronto Stock Exchange under the symbol JDU. More information on JDS Uniphase is available at www.jdsu.com.

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